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                                                          Exhibit   11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                            Three Months Ended Six Months Ended
                                               June 30          June 30
                                         ------------------- ----------------
                                             1994     1993       1994   1993
EARNINGS:                                   -----    -----      -----  -----
Primary:
Net income, as reported                    $127,762 108,497   192,199 196,528
Preferred dividends declared (net of taxes)  (2,105) (2,094)   (4,214) (4,196)
                                            ------- -------   ------- -------
   Net income, as adjusted                 $125,657 106,403   187,985 192,332
                                            ======= =======   ======= =======
Fully diluted:
Net income, as reported                    $127,762 108,497   192,199 196,528
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock         (947) (1,036)   (1,897) (2,074)
                                            ------- -------   ------- -------
   Net income, as adjusted                 $126,815 107,461   190,302 194,454
                                            ======= =======   ======= =======

SHARES:
Primary:
Weighted average number of common shares
 outstanding, per financial statements       84,026  84,322    84,273  84,249
Additional dilutive effect of outstanding stock
  options (based on treasury stock method using
  average market price)                         535     703       515     705
                                            ------- -------   ------- -------
   Weighted average, as adjusted             84,561  85,025    84,788  84,954
                                            ======= =======   ======= =======

Fully diluted:
Weighted average number of common shares
 outstanding, per financial statements       84,026  84,322    84,273  84,249
Additional dilutive effect of:
Convertible preferred stock                   4,079   4,107     4,084   4,116
Outstanding stock options (based on treasury
 stock method using market price at end of
 period)                                        573     677       578     702
                                            ------- -------   ------- -------
   Weighted average, as adjusted             88,678  89,106    88,935  89,067
                                            ======= =======   ======= =======

EARNINGS PER COMMON SHARE:
 Primary                                      $1.49    1.25      2.22    2.26
 Fully diluted                                $1.43    1.21      2.14    2.18